As filed with the Securities and Exchange Commission on February 13, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVERY DENNISON CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	95-1492269
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

150 North Orange Grove Boulevard

Pasadena, California 91103

(626) 304-2000

(Address, including ZIP Code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert G. van Schoonenberg, Esq.

Executive Vice President, General Counsel and Secretary

Avery Dennison Corporation

150 North Orange Grove Boulevard

Pasadena, California 91103

(626) 304-2000

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

Copies to:

Thomas W. Dobson, Esq.

Latham & Watkins LLP

633 West Fifth Street, Suite 4000

Los Angeles, California 90071

(213) 485-1234

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement, as determined by the Registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $1.00 par value	743,108	$43,568,422	$4,008.29

(1)	In the event of a stock split, stock dividend or similar transaction involving the common stock of the registrant, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically adjusted to cover the additional shares of common stock in accordance with Rule 416 under the Securities Act of 1933, as amended.
(2)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low sale prices of the common stock of Avery Dennison Corporation reported on the New York Stock Exchange, Inc. on February, 11, 2003.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2003

PROSPECTUS

743,108 Shares

Common Stock

AVERY DENNISON CORPORATION

This prospectus relates to the resale of up to 743,108 shares of our common stock, par value $1.00 per share, by L&E Packaging, LLC. The stock was issued to L&E Packaging as part of the consideration for our acquisition of its assets. The selling stockholder may offer for sale the shares covered by this prospectus from time to time through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sales of our common stock by the selling stockholder. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “AVY.”

See “Risk Factors” beginning on page 4 of this prospectus for a discussion of certain factors relevant to an investment in the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003.

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ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the “SEC.” This prospectus only provides you with a general description of the securities offered. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered. The registration statement can be read at the SEC website or at the SEC Public Reference Room described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. An offer to sell these securities will not be made in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is accurate as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since then.

When we refer to “we,” “our” and “us” in this prospectus, we mean Avery Dennison Corporation, including, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the public reference room maintained by the SEC at 450 Fifth Street, N.W. 7, Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Our common stock is listed on the New York Stock Exchange (NYSE: AVY), and reports, proxy statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Our web site address is http://www.averydennison.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us.

•	our Annual Report on Form 10-K for the year ended December 28, 2001 (filed with the SEC on March 4, 2002), as amended;

•	our Quarterly Report on Form 10-Q for the quarter ended March 30, 2002 (filed with the SEC on May 9, 2002);

•	our Quarterly Report on Form 10-Q for the period ended June 29, 2002 (filed with the SEC on August 13, 2002);

•	our Quarterly Report on Form 10-Q for the period ended September 28, 2002 (filed with the SEC on November 14, 2002), as amended;

•	our Current Reports on Form 8-K, filed with the SEC on June 3, 2002 and January 16, 2003;

•	the description of our preferred share purchase rights contained in our registration statement on Form 8-A filed with the SEC on October, 24, 1997; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination of the offering.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Secretary

Avery Dennison Corporation

150 North Orange Grove Boulevard

Pasadena, California 91103

(626) 304-2000

FORWARD-LOOKING STATEMENTS

This prospectus and the documents they incorporate by reference contain statements that are not historical fact and constitute “forward-looking statements.” Words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “should” or similar expressions which refer to future events and trends, identify forward-looking statements that involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. Forward-looking information may relate to such matters as sales, unit volume, income, margins, earnings per share, return on equity, return on total capital, economic value added, capital expenditures, dividends, cash flow, debt to capital ratios, growth rates, future economic performance and trends, short- and long-term plans (including financing, operating and strategic plans) and objectives for future operations as well as assumptions, expectations, projections and estimates relating to any of the forward-looking information.

You are cautioned not to rely unduly on any forward-looking statements. Cautionary statements setting forth important factors that could cause actual results to differ materially from our forward-looking statements are discussed in more detail in our Annual Report on Form 10-K for the year ended December 29, 2001, as amended, our Quarterly Report on Form 10-Q for the nine-month period ended September 28, 2002, as amended, and other documents on file with the SEC and under “Risk Factors” in this prospectus.

AVERY DENNISON CORPORATION

We are a global leader in pressure-sensitive technology and innovative self-adhesive solutions for consumer and converted products. Some of these materials are “converted” into labels and other products through embossing, printing, stamping and die-cutting, and some are sold in unconverted form as base materials, tapes and reflective sheeting. We also manufacture and sell a variety of consumer and converted products and other items not involving pressure-sensitive components, such as notebooks, three-ring binders, organizing systems, markers, fasteners, business forms, reflective highway safety products, tickets, tags and imprinting equipment.

We manufacture and sell these products from approximately 200 manufacturing facilities and sales offices located in over 40 countries, and employ approximately 20,500 persons worldwide as of fiscal year end 2002. International operations, principally in Western Europe, constitute a significant portion of our business. In addition, we are currently expanding our operations in Asia Pacific and Latin America.

Our principal executive offices are located at 150 North Orange Grove Boulevard, Pasadena, California 91103 and our telephone number is (626) 304-2000.

SELECTED FINANCIAL INFORMATION

The following selected financial information for the fiscal years ended 1999, 2000 and 2001 and for the nine-month periods ended September 29, 2001 and September 28, 2002 are derived from our consolidated financial statements. The selected financial information for the nine-month period ended September 28, 2002 is not necessarily indicative of results for the entire year. The selected financial information set forth below should be read in conjunction with the detailed information, consolidated financial statements and related notes and applicable management’s discussion and analysis included in the 2001 Annual Report on Form 10-K, as amended, and our third quarter 2002 Quarterly Report on Form 10-Q, as amended, which are incorporated herein by reference.

	For the Nine Months Ended		Fiscal Year Ended
	Sept. 28, 2002	Sept. 29, 2001	2001	2000	1999	1998	1997
	(Dollars in millions)
Income Statement:
Net sales	$3,101.6	$2,890.7	$3,803.3	$3,893.5	$3,768.2	$3,459.9	$3,345.7
Gross profit	1,008.6	943.6	1,240.2	1,332.2	1,281.4	1,144.5	1,082.7
Marketing, general and administrative expense	676.6	627.2	830.5	851.3	842.6	773.2	739.8
Other (income) expense (net)	15.2	—	(0.3)	—	65.0	0.0	0.0
Interest expense	30.7	39.7	50.2	54.6	43.4	34.6	31.7
Income before taxes and accounting change	286.1	276.7	359.8	426.3	330.4	336.7	311.2
Taxes on income	84.4	91.4	116.4	142.8	115.0	113.4	106.4
Net income	201.7	185.1	243.2	283.5	215.4	223.3	204.8
Net income per common share	2.05	1.89	2.49	2.88	2.17	2.20	1.99
Net income per common share assuming dilution	2.03	1.88	2.47	2.84	2.13	2.15	1.93

Balance Sheet (end of period):
Total assets	3,302.1	2,855.1	2,809.4	2,699.1	2,592.5	2,187.4	2,065.5
Long-term debt	768.7	701.7	626.7	772.9	617.5	465.9	404.1
Total debt	1,037.6	889.6	849.7	827.2	685.7	537.2	447.7
Shareholders’ equity	1,020.2	930.3	929.4	828.1	809.9	833.3	837.2

Other information:
Number of employees	19,200	17,600	17,300	17,900	17,400	16,100	16,200
Research and development expense	$53.4	$51.9	$69.9	$67.8	$64.3	$65.0	$61.1
Total debt as a percent of total capital	50.4%	48.9%	47.8%	50.0%	45.8%	39.2%	34.8%

The Company adopted SFAS 142, “Goodwill and Other Intangible Assets,” effective at the beginning of fiscal 2002 and as a result, ceased amortization of goodwill as of that date. Had the Company accounted for its goodwill under SFAS 142 for all periods presented, the Company’s net income and earnings per share would have been as follows:

	For the Nine Months Ended		Fiscal Year Ended
	Sept. 28, 2002	Sept. 29, 2001	2001	2000	1999
	(Dollars in millions)
Reported net income	201.7	185.1	243.2	283.5	215.4
Goodwill amortization, net of tax	—	10.4	13.6	13.1	10.2

Adjusted net income	201.7	195.5	257.0	296.6	225.6

Basic earnings per share:
As reported	2.05	1.89	2.49	2.88	2.17
Goodwill amortization	—	0.11	0.14	0.13	0.10

Adjusted basic earnings per share	2.05	2.00	2.63	3.01	2.27

Diluted earnings per share:
As reported	2.03	1.88	2.47	2.84	2.13
Goodwill amortization .	—	0.10	0.14	0.13	0.10

Adjusted diluted earnings per share	2.03	1.98	2.61	2.97	2.23

RISK FACTORS

You should carefully consider the risks described below together with the other information contained and incorporated by reference into this prospectus before investing in the common stock.

Operating results are importantly influenced by general economic conditions and growth (or contraction) of the principal economies where we operate.

All economies in which we operate including the United States, Canada, Europe, Latin America and the Asia-Pacific region, are cyclical and the rates of growth (or contraction) can vary substantially. Our international operations are strongly influenced by the changes in the political, economic, tax and regulatory environment (including tariffs) in the countries in which we conduct our operations.

We are exposed to the impact of interest rate and foreign currency exchange rate changes.

At September 28, 2002, our variable rate borrowings approximated $635 million, and more than approximately 40% of our sales were generated by operating entities whose functional currency was other than the United States dollar, which fluctuate in relation to one another and to the United States dollar. Fluctuations in interest rates can increase borrowing costs and fluctuations in currencies can cause transaction, translation and other losses.

Our results of operations could be adversely affected by fluctuations in availability and cost of raw materials and labor.

As a manufacturer, our sales and profitability are dependent upon availability and cost of raw materials, which are subject to price fluctuations, and the ability to control or pass on costs of raw materials and labor. Inflationary and other increases in the costs of raw materials and labor have occurred in the past and are expected to recur, and our performance depends in part on our ability to reflect changes in costs in selling prices for our products, our productivity, and our focus on higher margin businesses. Past performance may or may not be replicable in the future.

Our sales and profitability are susceptible to fluctuations resulting from relationships with, and the financial and operating conditions of, our customers.

Our customers are widely diversified, but in certain portions of our business, industry concentration has increased the importance and decreased the number of significant customers. In particular, sales of our consumer products in the United States are concentrated in a few major customers, principally discount office product superstores and distributors. These developments, including increased credit risks and the possibility of related bad debt write-offs, increase pressures on our margins and profits.

Our success is dependent on our ability to develop and successfully introduce new products and to acquire and retain intellectual property rights.

A significant portion of our revenues in each of our recent fiscal years has been represented by sales of products introduced within five years prior to the period in question. Our ability to develop and successfully market new products and to develop, acquire and retain necessary intellectual property rights is therefore essential to our continued success, which ability cannot be assured.

Numerous other factors over which we may have limited or no control may affect our performance and profitability.

Other factors that may influence our earnings include: changes in business mix; successful integration of new acquisitions; rates of growth and profitability influenced by customer or supplier business reorganizations or combinations; loss of significant contracts or customers; risks and uncertainties relating to investment in development activities and new production facilities; timely development and successful market acceptance of new products; impact of competitive products and pricing; developments or assertions by or against us relating to intellectual property rights and intellectual property licenses; disruptions in transportation networks; dependability of utilities; impact of computer viruses; the ability and willingness of purchasers to substitute other products for the products that we manufacture or distribute; financial condition and inventory strategies of customers and suppliers; credit risks; changes in customer order patterns; increased competition; pricing, purchasing, financing and promotional decisions by intermediaries in the distribution channel which could affect orders or end-user demand for our products; legal and administrative cases and proceedings (whether civil, such as environment or product related, or criminal), settlements, judgments and investigations, claims, and changes in those items; adoption of new or change in accounting policies and practices and the application of such policies and practices; and acts of war, terrorism, weather and other natural disasters.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of the common stock by the selling stockholder. See “Selling Stockholder” and “Plan of Distribution” described below.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is only a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws. Therefore, you should read carefully the more detailed provisions of our restated certificate of incorporation, as amended (the “Restated Certificate”), our bylaws, as amended, and our Rights Agreement, dated October 23, 1997, between us and First Chicago Trust Company of New York, as rights agent.

General

This prospectus describes certain general terms of our capital stock. For a more detailed description of these securities, we refer you to the applicable provisions of Delaware law and our Restated Certificate.

Pursuant to our Restated Certificate, our authorized capital stock consists of 400,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. At December 28, 2002, we had 110,467,291 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Subject to any preferential rights that our board of directors may grant in connection with the future issuance of preferred stock, each holder of common stock is entitled to one vote per share on all matters voted upon by the stockholders. Each share of common stock is entitled to receive ratably any dividends declared on the common stock by the board of directors from funds legally available for distribution. In the event of our liquidation, dissolution or winding up, after we pay all debts and other liabilities and any liquidation preference on the preferred stock, each share of common stock would be entitled to share ratably in all of our remaining assets. The common stock has no subscription, redemption, conversion or preemptive rights. All shares of common stock are fully paid and nonassessable.

Delaware General Corporation Law Section 203

As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the General Corporation Law of the State of Delaware, which restricts certain business combinations between us and an “interested stockholder” (in general, a stockholder owning 15% or more of our outstanding voting stock) or that stockholder’s affiliates or associates for a period of three years following the date on which the stockholder becomes an “interested stockholder.” The restrictions do not apply if:

•	prior to an interested stockholder becoming such, our board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder;

•	upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, subject to certain exceptions; or

•	on or after the date an interested stockholder becomes such, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders (and not by written consent) by the affirmative vote of at least 66 2 / 3 % of the outstanding voting stock not owned by the interested stockholder.

Preferred Share Purchase Rights

On October 23, 1997, our board of directors adopted a Rights Agreement (“Rights Plan”) and declared a dividend distribution of one preferred share purchase right (a “Right”) on each outstanding share of our common stock. Stockholders may transfer the Rights with the common stock only until they become exercisable. The Rights have an anti-takeover effect that is intended to discourage coercive or unfair takeover tactics and to encourage any potential acquirer to negotiate a fair price to all of our stockholders. The Rights may cause substantial dilution to any party that may attempt to acquire us on terms not approved by our board of directors. However, the Rights are structured in a way so as not to interfere with any negotiated merger or other business combination.

Generally, the Rights become exercisable only if a person or group (subject to certain exceptions stated in the Rights Plan) acquires 20% or more of the then outstanding shares of common stock or announces a tender offer which would result in ownership by a person or group of 20% or more of the then outstanding shares of common stock. Each Right entitles stockholders to buy one one-hundredth of a share of a new series of participating preferred stock at an exercise price of $150.

If we are acquired in a merger or other business combination transaction, each Right entitles its holder to purchase, at the Right’s then current price, a number of the acquiring company’s common shares having a then current market value of twice the Right’s exercise price.

Following the acquisition by a person or group of beneficial ownership of 20% or more of our common stock (subject to certain exceptions stated in the Rights Plan) and prior to an acquisition of 50% or more of our common stock, our board of directors may exchange the Rights (other than Rights owned by the person or group), in whole or in part, at an exchange ratio of one common share per Right (subject to adjustment).

Prior to the acquisition by a person or group of beneficial ownership of 20% or more of our common stock, the Rights are redeemable for $.01 per Right at the option of the board of directors.

The Rights will expire on October 31, 2007.

Registrar and Transfer Agent

EquiServe Trust Company, N.A., is the registrar and transfer agent for our common stock.

SELLING STOCKHOLDER

The shares of our common stock to which this prospectus relates are being registered for re-offers and resales by L&E Packaging, LLC, which acquired the shares in connection with our acquisition of the assets of L&E Packaging, LLC. The selling stockholder may resell all or a portion or none of their shares at any time.

L&E Packaging, LLC has advised us that it beneficially owns 743,108 shares of our common stock. We are registering all 743,108 shares covered by this prospectus on behalf of the selling stockholder. We have registered the shares pursuant to an agreement entered into in connection with our acquisition of the assets of L&E Packaging, LLC.

PLAN OF DISTRIBUTION

The selling stockholder has advised us that it may, from time to time, sell all or a portion of the shares of common stock covered by this prospectus in market transactions or privately negotiated transactions or otherwise, on or off the New York Stock Exchange, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares of common stock may be sold by the selling stockholder by one or more of the following methods, without limitation:

•	market transactions in accordance with the rules of the New York Stock Exchange or any other available markets or exchanges;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	privately negotiated transactions;

•	distributions to the partners and members of the selling stockholder;

•	redemptions or repurchases of interests owned by partners or members of the selling stockholder;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

Subject to applicable law, from time to time the selling stockholder may engage in puts and calls and other transactions in securities of Avery Dennison or derivatives thereof, and may sell and deliver the shares of common stock in connection therewith in settlement of securities loans. From time to time the selling stockholder may pledge its shares of common stock pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time.

In effecting sales, brokers and dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the selling stockholder (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholder to sell a specified number of such shares of common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell such shares of common stock from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above. The selling stockholder may also sell the shares of common stock in accordance with Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus when the applicable holding period has expired.

The selling stockholder and any broker-dealers or agents that participate with the selling stockholder in sales of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

In order to comply with certain states’ securities laws, if applicable, the shares of common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied.

We have advised the selling stockholder that the anti-manipulation provisions of Regulations M promulgated under the Securities Exchange Act of 1934 may apply to its sales of our shares offered by this prospectus.

We have agreed to indemnify the selling stockholder and its controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the selling stockholder may be required to make. The selling stockholder has agreed to indemnify us for liabilities arising under the Securities Act with respect to written information furnished to us by it or to contribute in connection with these liabilities.

We have agreed to pay all of our expenses incidental to the registration of the shares of common stock and reasonable fees and disbursements up to an aggregate of $15,000 of one outside counsel for the selling stockholder, other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We will use our reasonable efforts to keep the registration statement, of which this prospectus is a part, continuously effective for a period of two years from November 5, 2002 or such shorter period that will terminate upon the earlier to occur of:

•	the sale of all the shares of common stock covered by this prospectus; or

•	the first date upon which all of the registered shares of common stock then held by the selling stockholder can be sold by the selling stockholder in a single three-month period in accordance with Rule 144 under the Securities Act or any successor provision.

Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions. In these cases, we may direct the selling stockholder to suspend offers and sales of the shares of common stock pursuant to the registration statement to which this prospectus relates.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock offered hereby has been passed upon for us by Latham & Watkins LLP, Los Angeles, California.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 29, 2001, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the distribution of the securities being registered are as set forth in the following table:

SEC registration fee	$4,008.29
Legal fees and expenses	$5,000.00
Accounting fees and expenses	$15,000.00
Miscellaneous (including printing)	$5,000.00

Total	$29,008.29

Item 15. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of Delaware (the “DGCL”) empowers Avery Dennison Corporation (“Avery Dennison”) to indemnify, subject to the standards set forth therein, any person who is a party to any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of Avery Dennison, or is or was serving as such with respect to another entity at the request of Avery Dennison. The DGCL also provides that Avery Dennison may purchase insurance on behalf of any such director, officer, employee or agent. Article VI of our Bylaws provides that Avery Dennison will indemnify any person to whom, and to the fullest extent, indemnification may be required or permitted under Section 145 of the DGCL. We maintain insurance covering certain liabilities of our directors and officers. We have also entered into contractual arrangements with our directors and officers pursuant to which such persons may be entitled to indemnity from us against certain liabilities arising from the discharge of their duties in such capacities. In addition, pursuant to the Registration Rights Agreement entered into with the selling stockholder, the selling stockholder agrees to indemnify our directors, officers and other controlling persons against certain liabilities arising from misstatements or omissions in the registration statement or the prospectus contained therein.

Item 16. Exhibits

(a)    Exhibits

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, California, on February 12, 2003.

AVERY DENNISON CORPORATION

By:	/s/ DANIEL R. O’BRYANT
Daniel R. O’Bryant Senior Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Daniel R. O’Bryant and Robert G. van Schoonenberg, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agents to act for him in his name, place and stead, in any and all capacities, to sign a registration statement on Form S-3 and any or all amendments thereto (including without limitation any post-effective amendments thereto), and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, and to file each of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PHILIP M. NEAL Philip M. Neal	Chairman of the Board and Chief Executive Officer	February 12, 2003

/s/ DEAN A. SCARBOROUGH Dean A. Scarborough	President and Chief Operating Officer, Director	February 12, 2003

/s/ DANIEL R. O’BRYANT Daniel R. O’Bryant	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	February 12, 2003

/s/ MICHAEL A. SKOVRAN Michael A. Skovran	Vice President and Controller (Principal Accounting Officer)	February 12, 2003

Signature	Title	Date

/s/ PETER K. BARKER Peter K. Barker	Director	February 12, 2003

/s/ FRANK V. CAHOUET Frank V. Cahouet	Director	February 12, 2003

/s/ RICHARD M. FERRY Richard M. Ferry	Director	February 12, 2003

/s/ BRUCE E. KARATZ Bruce E. Karatz	Director	February 12, 2003

/s/ KENT KRESA Kent Kresa	Director	February 12, 2003

/s/ CHARLES D. MILLER Charles D. Miller	Director	February 12, 2003

/s/ PETER W. MULLIN Peter W. Mullin	Director	February 12, 2003

/s/ SIDNEY R. PETERSEN Sidney R. Petersen	Director	February 12, 2003

/s/ DAVID E. I. PYOTT David E. I. Pyott	Director	February 12, 2003

/s/ JULIA A. STEWART Julia A. Stewart	Director	February 12, 2003

EXHIBIT INDEX

Exhibit Number	Description
2.1	Registration Rights Agreement dated November 5, 2002 by and among Avery Dennison Corporation, L&E Packaging, LLC, and Stephens Group, Inc.

5.1	Opinion of Latham & Watkins

23.1	Consent of Latham & Watkins (included as part of Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

24.1	Powers of Attorney (contained on page II-3).